Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-180163, No. 333-204739, No. 333-150014, No. 333-120523) on Form S-8 of Costco Wholesale Corporation of our report dated June 28, 2022, relating to the statement of net assets available for benefits of the Costco 401(k) Retirement Plan as of December 31, 2021, and the related notes, appearing in this Annual Report on Form 11-K of the Costco 401(k) Retirement Plan for the year ended December 31, 2022.
/s/ Moss Adams LLP
Seattle, Washington
June 29, 2023